Exhibit 5.1
Opinion of Stoll Keenon Ogden PLLC

STOLL KEENON OGDEN PLLC
300 West Vine Street
Suite 2100
Lexington, Kentucky 40507-1801
(859) 231-3000
Fax:  (859) 253-1093
www.skofirm.com

April 24, 2012

Farmers Capital Bank Corporation
202 West Main Street
Frankfort, Kentucky  40602

RE:	Farmers Capital Bank Corporation
Registration Statement

Ladies and Gentlemen:

We are acting as counsel to Farmers Capital Bank Corporation, a Kentucky corporation (“Farmers Capital”), in connection with its Registration Statement on Form S-1 (the “Registration Statement”) to be filed by Farmers Capital with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date of this opinion.  The Registration Statement relates to the resale of the (a) 30,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share (the “Preferred Shares”), or, in the event such shares are deposited with a depositary, depositary shares evidencing fractional interests in the Preferred Shares, (b) a Warrant dated January 9, 2009 (the “Warrant”) to purchase Farmers Capital common stock, par value $0.125 per share (the “Common Stock”), and (c) 223,992 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Preferred Shares and the Warrant, the “Securities”).

All of the Securities are being registered for resale on behalf of certain securityholders of Farmers Capital (the “Selling Securityholders”).

The Preferred Shares and Warrant were issued under a Letter Agreement, dated January 9, 2009 (the “Letter Agreement”), which incorporated the Securities Purchase Agreement – Standard Terms attached thereto (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Agreement”), between the United States Department of the Treasury and Farmers Capital.

In our capacity as counsel to Farmers Capital, we have familiarized ourselves with the corporate affairs of Farmers Capital and are familiar with the actions taken by Farmers Capital in connection with the aforementioned Agreement and related issuance and sale of the Preferred Shares and the Warrant.  We have examined the original or certified copies of all records of Farmers Capital and all agreements, certificates of public officials, certificates of officers or representatives of Farmers Capital and others and other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed.  In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostatic copies.  As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of Farmers Capital and others.

Farmers Capital Bank Corporation
April 24, 2012

conformity to original documents of all copies submitted to us as conformed or photostatic copies.  As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of Farmers Capital and others.

Based upon the foregoing, it is our opinion that:

1.           Farmers Capital is a corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky.

2.           The Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable.

3.           The Warrant has been duly authorized and constitutes a valid and binding obligation of Farmers Capital.

4.           Upon exercise of the Warrant and payment of the exercise price for the shares being exercised by the holder of the Warrant in accordance with the terms of the Warrant, the Warrant Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed herein as to the validity and binding obligations of Farmers Capital under the Warrant is specifically qualified to the extent that the validity or binding effect may be subject to or limited by applicable bankruptcy, insolvency, moratorium, and other laws affecting creditors’ rights generally and general equity principles, whether enforcement is sought at law or in equity.

This opinion letter is being delivered pursuant to the requirements of Rule 601(b)(5) of Regulation S-K under the Securities Act.  No opinion may be implied or inferred beyond the opinions expressly stated in the numbered paragraphs above.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  We also hereby consent to the use of our name under “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

             Very truly yours,

             /s/ STOLL KEENON OGDEN PLLC